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                                                                    Exhibit 99.2

PRESS RELEASES

For Immediate Release

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APPLIEDTHEORY COMPLETES ACQUISITION OF CRL NETWORK SERVICES, INC.

NEW YORK, NY JANUARY 06, 2000 - AppliedTheory Corporation (Nasdaq: ATHY), the leading provider of integrated Internet business solutions, announced today that it has acquired privately-held CRL Network Services, Inc., a San Francisco-based ISP with a national Tier 1 Internet backbone.

"We enter 2000 with a stronger presence on the west coast, both in terms of customer support and sales force presence and have enhanced our capabilities to provide fast, reliable support nationwide," said Dr. Richard Mandelbaum, AppliedTheory Chairman and CEO.

"CRL complements our hosting facility in Hayward, California, as well as the relationship AppliedTheory enjoys with Broadwing, Inc., a new company formed after the recent merger of Cincinnati Bell and IXC Communications, for the Gemini2000 Next Generation Internet network. In addition, we see strong opportunities to sell our company's full suite of services to CRL's client base."

AppliedTheory is focused on building a national organization to provide an integrated suite of Internet business solutions. The company plans to keep growth in step with the greater demand for more sophisticated Internet services and applications from its rapidly expanding client base, comprised mainly of mid-sized companies, government agencies and universities. Presently, AppliedTheory provides its customers with professional Internet consulting services, custom application development, high-speed access, hosting and security services, and a high level of customer support.

By acquiring CRL, AppliedTheory immediately enhances its network Infrastucture by linking the company's data centers on the east and west coasts. This will allow the company to compete aggressively across the entire range of its product and service offerings. With regard to the Web hosting services, for instance, AppliedTheory customers will see immediate benefit through improved peering arrangements that will increase responsiveness and performance of content hosted on AppliedTheory servers.

"AppliedTheory's acquisition of CRL has gone quickly and smoothly, with full cooperation and no integration issues," added Dr. Mandelbaum. "This means we will be able to launch a national sales efforts and expand our services into the West coast ahead of schedule."

ABOUT APPLIEDTHEORY
With deep roots in the emerging Internet marketplace, AppliedTheory offers a peerless strategic vision to companies and public sector organizations seeking everything from simple Internet access to sophisticated large-scale, Internet-based application development. AppliedTheory's integrated solutions are tailored not only to the customer's immediate needs, but are engineered to respond to future
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demand, with an emphasis on customer support and service. Together with its strategic business partners, AppliedTheory implements a broad range of best-of-breed services nationwide, including needs assessment and security consulting, dedicated web hosting and access, Virtual Private Network (VPN) implementation, enterprise portal development, database integration and administration, and ongoing end-to-end support. More than a technology company, AppliedTheory understands the Internet business-and how to do business on the Internet. AppliedTheory is headquartered in Great Neck, New York. For more information, access the company's Web site at www.appliedtheory.com.

Statements contained in this press release that are not historical facts may be deemed to be forward-looking statements, which are subject to risks and uncertainties, including those discussed in AppliedTheory's filings with the Securities and Exchange Commission.
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